MORGAN STANLEY
                                               SPECTRUM SERIES

        June 2006
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006.





                                         Issued: July 31, 2006


[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
               1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001   2002  2003  2004   2005   2006   RETURN    RETURN
FUND             %     %     %     %     %     %     %     %     %     %     %      %     %     %      %      %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Currency ...   --    --    --    --    --    --    --    --    --  11.7  11.1   12.2  12.4  (8.0) (18.3)  (9.3)    6.8       1.1
                                                                   (6 mos.)                               (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ...   --    --    --  (1.7) 22.8  (3.6) 18.2  16.4   0.8   0.9  (0.3) (10.1)  6.2  (5.6)   4.2    1.6    54.8       3.8
                               (2 mos.)                                                                   (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
   Select ...  31.2 (14.4) 41.6  (5.1) 23.6   5.3   6.2  14.2  (7.6)  7.1   1.7   15.4   9.6  (4.7)  (5.0)   8.3   197.4       7.6
             (5 mos.)                                                                                     (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Strategic ...  --    --    --   0.1  10.5  (3.5)  0.4   7.8  37.2 (33.1) (0.6)   9.4  24.0   1.7   (2.6)  16.9    65.7       4.4
                               (2 mos.)                                                                   (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Technical ...  --    --    --  (2.2) 17.6  18.3   7.5  10.2  (7.5)  7.8  (7.2)  23.3  23.0   4.4   (5.4)   5.7   136.4       7.7
                               (2 mos.)                                                                   (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JUNE 2006

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of June 30, 2006 was as follows:

FUND                                  N.A.V.            % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                    $10.68                      -3.26%
--------------------------------------------------------------------------------
Spectrum Global Balanced             $15.48                      -2.18%
--------------------------------------------------------------------------------
Spectrum Select                      $29.74                      -2.92%
--------------------------------------------------------------------------------
Spectrum Strategic                   $16.57                      -0.67%
--------------------------------------------------------------------------------
Spectrum Technical                   $23.64                      -3.84%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   PLEASE NOTE THAT THE MAY 31, 2006, NETASSET VALUE PER UNIT OF $30.64 FOR SPECTRUM SELECT WAS UNDERSTATED BY $0.02 IN THE MAY 2006 MONTHLY REPORT. THE CORRECT NET ASSET VALUE PER UNIT SHOULD HAVE BEEN $30.66. DEMETER MANAGEMENT CORPORATION WILL COMPENSATE LIMITED PARTNERS WHO REDEEMED UNITS OF SPECTRUM SELECT ON MAY 31, 2006. ALL OTHER LIMITED PARTNERS OF SPECTRUM SELECT WERE NOT ADVERSELY IMPACTED. WE APOLOGIZE FOR ANY INCONVENIENCE THIS MAY HAVE CAUSED.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis

Walter J. Davis

Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JUNE 30, 2006   JUNE 30, 2006
                                      -------------   -------------
                 Australian dollar        -0.02           -1.85
                 British pound            -2.15            0.18
                 Euro                     -0.86            2.74
                 Japanese yen              0.19           -8.12
                 Swiss franc              -0.1            -3.84
                 Minor Currencies         -0.08            3.13


      NOTE: Reflects trading results only and does not include fees or interest income.

            Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund incurred losses from long positions in the British pound, Singapore dollar, euro, and Norwegian krone versus the U.S. dollar. These losses were partially offset by gains from short positions in the South African rand relative to the U.S. dollar.

Losses were recorded from short positions in the U.S. dollar versus the British pound, Singapore dollar, euro, and Norwegian krone as the value of the U.S. dollar strengthened after hawkish comments from several U.S. Federal Reserve officials, including Fed Chairman Ben Bernanke, implied another interest rate hike was necessary to help contain rising inflation. The value of the U.S. dollar continued to move higher leading up to the seventeenth consecutive interest rate hike by the U.S. Federal Reserve on June 29th. The U.S. dollar also strengthened after positive steps were taken regarding the nuclear standoff between Iran and the U.S., easing worries of a possible oil supply disruption. The British pound declined further against the U.S. dollar on economic data showing the unemployment rate in the United Kingdom at its highest level since September 2002. Additional losses were recorded during the end of the month from newly established short positions in the Singapore dollar as its value rebounded against the U.S. dollar on strong economic data out of Singapore.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Gains were recorded from short positions in the South African rand against the U.S. dollar as the value of the U.S. dollar strengthened and the value of the rand finished lower. The South African rand trended lower on news that South Africa's current account deficit had widened to a 24-year high, as well as added pressure triggered by emerging market worries. The weakness in the rand was also partially attributed to falling commodities prices, especially gold.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JUNE 30, 2006   JUNE 30, 2006
                                      -------------   -------------
                 Currencies               -0.36            0.06
                 Interest Rates           -1.37           -0.88
                 Stock Indices             0.04            2.07
                 Energies                 -0.12           -0.43
                 Metals                   -0.26            1.08
                 Agriculturals            -0.01           -0.43

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the global interest rates, currency, metals, and energy futures markets. These losses were partially offset by gains recorded in the stock index sector, while trading results within the agricultural complex were mixed.

Within the global interest rates sector, losses were incurred at the beginning of the month from long positions in U.S. fixed-income futures as prices moved lower on solid economic data and a stronger-than-expected increase in the U.S. Consumer Price Index. Additional losses were incurred from newly established short positions in U.S. fixed-income futures as prices rose at the end of the month after a statement released by the U.S. Federal Reserve showed little signs of another interest rate hike in the near-future, after the U.S. Federal Reserve raised interest rates on June 29. Elsewhere in the global interest rate sector, long positions in Japanese fixed-income futures experienced losses as prices fell as capital investments and personal consumption continued to increase, supporting the idea that the Japanese economy may be strong enough for the Bank of Japan to raise interest rates and end its "zero-interest-rate" policy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Losses were recorded in the currency market from short positions in the U.S. dollar versus the euro and the Singapore dollar as the value of the U.S. dollar strengthened after hawkish comments from several U.S. Federal Reserve officials, including Fed Chairman Ben Bernanke, implied another interest rate hike was necessary to help contain rising inflation. The value of the U.S. dollar continued to move higher leading up to the seventeenth consecutive interest rate hike by the U.S. Federal Reserve on June 29th. The U.S. dollar also strengthened after positive steps were taken regarding the nuclear standoff between Iran and the U.S., easing worries of a possible oil supply disruption. Additional losses were recorded during the end of the month from newly established short positions in the Singapore dollar as its value rebounded against the U.S. dollar on strong economic data out of Singapore.

Additional losses were experienced within the metals and energy sectors. In the metals market, long futures positions in base metals incurred losses as prices moved lower on profit-taking across the sector and the strengthening of the U.S. dollar. Also contributing to the price decline was China's decision to lower its commodity demands to help curb inflation. In the energy sector, short futures positions in natural gas recorded losses during mid-month as prices moved higher on forecasts of warmer weather in much of the U.S. and expectations of increased demand. Additional losses were recorded from long positions in crude oil futures as prices fell during the first half of the month on the news of the death of Iraqi insurgent leader Abu Musab al-Zarqawi and positive steps taken regarding the nuclear standoff between the U.S. and Iran. Reports of crude oil supply build-up also pressured prices lower.

Within the agricultural complex, losses were experienced from long positions in wheat and corn futures as prices moved lower during the first half of June on favorable weather forecasts across the U.S. corn and wheat belts and reports from the U.S. Department of Agriculture showing improved crop conditions. These losses were largely offset by gains from long futures positions in livestock as cattle prices moved higher amid strong demand.

In global stock indices, gains were recorded from short positions in Russell 2000 Index futures and long positions in European stock index futures. In the U.S., the small-cap benchmark, Russell 2000 Index, finished lower for the first half of the month as inflation fears worsened and comments made by U.S. Federal Reserve officials, including Fed Chairman Ben Bernanke, increased expectations of another interest rate hike at the Fed's next policy meeting. The FTSE 100 Index finished higher amid merger and acquisition news in the energy and technology sectors and rallied at the end of the month on speculation that the U.S. Federal Reserve will halt its interest rate tightening cycle, after the U.S. Federal Reserve raised interest rates for the seventeenth consecutive time on June 29.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JUNE 30, 2006   JUNE 30, 2006
                                      -------------   -------------
                 Currencies               -1.72           -2.97
                 Interest Rates            0.84            8.76
                 Stock Indices            -0.72            0.57
                 Energies                 -0.14           -1.03
                 Metals                   -0.48            6.28
                 Agriculturals            -0.42           -0.78


      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the currency, global stock index, metals, agricultural, and energy futures markets. A portion of these losses was offset by gains achieved in the global interest rates sector.

Losses were recorded from short positions in the U.S. dollar versus the British pound, euro, and Canadian dollar as the value of the U.S. dollar strengthened after hawkish comments from several U.S. Federal Reserve officials, including Fed Chairman Ben Bernanke, implied another interest rate hike was necessary to help contain rising inflation. The value of the U.S. dollar continued to move higher leading up to the seventeenth consecutive interest rate hike by the U.S. Federal Reserve on June 29th. The U.S. dollar also strengthened after positive steps were taken regarding the nuclear standoff between Iran and the U.S., easing worries of a possible oil supply disruption. The British pound declined further against the U.S. dollar on economic data showing the unemployment rate in the United Kingdom at its highest level since September 2002.

Losses were incurred from short positions in U.S., European and Japanese stock index futures as prices reversed higher in late June. At the end of the month, U.S. equity markets rallied, with the S&P 500 Index experiencing its largest single-day gain in more than three years, amid speculation that the U.S. Federal Reserve would halt its interest rate tightening cycle, after raising interest rates for the seventeenth consecutive time on June 29. The possible pause in the U.S. Federal Reserve's interest rate campaign also pushed equity prices higher in Europe and Japan. In addition, European equity prices were pushed higher by increased demand, while Japanese equity prices rallied after the release of strong Japanese export data.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were recorded within the metals, agricultural, and energy sectors. In the metals markets, long futures positions in base metals incurred losses as prices moved lower on profit-taking across the sector and the strengthening of the U.S. dollar. Also contributing to the price decline was China's decision to lower its commodity demands to help curb inflation. The agricultural sector experienced losses from long positions in wheat futures as prices fell during the first half of the month on favorable weather forecasts across the U.S. wheat belt and reports from the U.S. Department of Agriculture showing improved crop conditions. Elsewhere in the agricultural complex, short positions in soybean and soybean meal experienced losses as prices moved higher after drought conditions worsened across the Midwest, threatening to significantly damage newly planted crops. Within the energy sector, losses were experienced from long futures positions in natural gas as prices moved lower at the end of the month amid higher domestic inventory levels as reported by the U.S. Department of Energy.

Gains were achieved from short positions in U.S. and European fixed-income futures as prices moved lower. Prices of short-term U.S. fixed-income futures trended lower, sending yields higher, amid a stronger-than-expected rise in the U.S. Consumer Price Index and an unexpected increase in monthly housing starts data. Long positions in European interest rate futures also experienced gains as prices fell on stronger-than-expected German business confidence data and increased speculation that the European Central Bank would accelerate its interest-rate tightening campaign, sending European government bond yields to four-year highs.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JUNE 30, 2006   JUNE 30, 2006
                                      -------------   -------------
                 Currencies               -0.11           -0.96
                 Interest Rates           -0.16            3.51
                 Stock Indices             0.33            1.15
                 Energies                 -0.05           -1.01
                 Metals                   -2.02           18.33
                 Agriculturals             1.13            2.72


      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the metals, global interest rates, currency, and energy sectors. These losses were partially offset by gains achieved in the agricultural and global stock index sectors.

In the metals markets, long futures positions in both base and precious metals incurred losses as prices moved lower on profit-taking across the sector and a stronger U.S. dollar. Higher borrowing costs around the world and expectations that the U.S. Federal Reserve would raise interest rates for the seventeenth consecutive time ignited fears of slower demand, pressuring metals prices lower. These fears were reinforced after China decided to lower its commodity demands to help curb inflation.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were recorded from long positions in short-term U.S. fixed-income investments as prices moved lower, sending yields higher, amid a stronger-than-expected rise in the U.S. Consumer Price Index and an unexpected increase in monthly housing starts data. Within the currency markets, losses were recorded from short positions in the U.S. dollar versus the British pound, Australian dollar, and Canadian dollar as the value of the U.S. dollar strengthened after hawkish comments from several U.S. Federal Reserve officials, including Fed Chairman Ben Bernanke, implied another interest rate hike was necessary to help contain rising inflation. The value of the U.S. dollar continued to move higher leading up to the seventeenth consecutive interest rate hike by the U.S. Federal Reserve on June 29th. The U.S. dollar also strengthened after positive steps were taken regarding the nuclear standoff between Iran and the U.S., easing worries of a possible oil supply disruption. The British pound declined further against the U.S. dollar on economic data showing the unemployment rate in the United Kingdom at its highest level since September 2002. Additional losses were incurred from newly established short positions in the Australian dollar as the Australian dollar strengthened relative to the U.S. dollar at the end of the month as metals prices rebounded from earlier losses. Within the energy sector, short futures positions in natural gas recorded losses during mid-month as prices rose on forecasts of warmer weather in much of the U.S. and expectations of increased demand. Additional losses were recorded from long positions in crude oil futures as prices fell during the first half of the month on the news of the death of insurgent leader Abu Musab al-Zarqawi and positive steps taken regarding the nuclear standoff between the U.S. and Iran. Reports of crude oil supply build-up also pressured prices lower.

Within the agricultural sector, long positions in sugar futures experienced gains as prices rose almost 2.0% in the month. Sugar prices were boosted higher by an increase in demand for ethanol and reports of a small sugar crop from Brazil as weather conditions have been colder than normal. Long positions in cocoa futures also experienced gains as prices closed higher amid cold weather forecasts in Brazil and fund-related buying.

Additional gains were recorded in the global equity index sector from long positions in European and Japanese stock index futures as prices moved higher. Prices of European equity markets were pushed higher by increased demand as the markets recovered from a heavy sell-off in recent weeks, while Japanese equity markets rallied after the release of strong Japanese export data. At the end of the month, equity prices were boosted further in Europe and Japan amid speculation that the U.S. Federal Reserve would halt its interest rate tightening cycle, after raising interest rates for the seventeenth consecutive time on June 29.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JUNE 30, 2006   JUNE 30, 2006
                                      -------------   -------------
                 Currencies               -1.77           -6.62
                 Interest Rates            0.17            4.62
                 Stock Indices            -0.46            3.03
                 Energies                  0.31            0.44
                 Metals                   -0.82            8.37
                 Agriculturals            -0.92           -0.32

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the currency, agricultural, metals, and global stock index markets. These losses were partially offset by gains experienced in the energy and interest rate sectors.

Losses were recorded from short positions in the U.S. dollar versus the British pound, euro, and Canadian dollar as the value of the U.S. dollar strengthened after hawkish comments from several U.S. Federal Reserve officials, including Fed Chairman Ben Bernanke, implied another interest rate hike was necessary to help contain rising inflation. The value of the U.S. dollar continued to move higher leading up to the seventeenth consecutive interest rate hike by the U.S. Federal Reserve on June 29th. The U.S. dollar also strengthened after positive steps were taken regarding the nuclear standoff between Iran and the U.S., easing worries of a possible oil supply disruption. The British pound declined further against the U.S. dollar on economic data showing the unemployment rate in the United Kingdom at its highest level since September 2002. Additional losses incurred from long positions in the Japanese yen during the first half of the month as the Japanese yen moved lower amid speculation that the Bank of Japan would continue its "zero-interest-rate" policy. During the second half of the month, newly established short positions in the Japanese yen experienced more losses as the Japanese yen reversed higher and strengthened against the U.S. dollar as capital investments and personal consumption continued to increase, supporting the idea that the Japanese economy may be strong enough for the Bank of Japan to raise interest rates.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were recorded within the agricultural, metals, and global stock index sectors. In the agricultural complex, losses were experienced from short positions in live cattle and lean hog futures as prices reversed higher amid strong demand. In the metals markets, long futures positions in both base and precious metals incurred losses as prices moved lower on profit-taking across the sector and a stronger U.S. dollar. Higher borrowing costs around the world and expectations that the U.S. Federal Reserve would raise interest rates for the seventeenth consecutive time ignited fears of slow demand, pressuring metals prices lower. These fears were reinforced after China decided to lower its commodity demands to help curb inflation. Within the equity index sector, losses were recorded from long positions in U.S. equity index futures and short positions in European and Asian stock index futures. Long positions in U.S. equity markets incurred losses as prices moved lower early in the month on expectations that the U.S. Federal Reserve would raise interest rates at the end of June. Prices of European equities were pushed higher by increased demand as the markets recovered from a heavy sell-off in recent weeks, while Asian equity prices rallied after the release of strong Japanese export data. At the end of the month, equity prices were pushed even higher in Europe and Japan amid speculation that the U.S. Federal Reserve would halt its interest rate tightening cycle, after raising interest rates for the seventeenth consecutive time on June 29.

Within the energy sector, gains were achieved from long futures positions in crude oil and its related products as oil prices finished the month higher, attributed to higher demand and the apparent softening of the U.S. Federal Reserve's stance on future interest rate hikes.

Additional gains were recorded from short positions in global interest rate futures as prices moved lower on solid global economic data. Prices of short-term U.S. fixed-income futures trended lower, sending yields higher, amid a stronger-than-expected rise in the U.S. Consumer Price Index and an unexpected increase in monthly housing starts data. Canadian bond prices also moved lower on a higher-than-expected jump in Canadian employment data as well as speculation of another U.S. Federal Reserve interest rate hike. European interest rate futures experienced gains as prices fell on stronger-than-expected German business confidence data and increased speculation that the European Central Bank would accelerate its interest-rate tightening campaign, sending European government bond yields to four-year highs.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------

 STATEMENTS OF OPERATIONS

 FOR THE MONTH ENDED JUNE 30, 2006 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                             JUNE 1, 2006                       JUNE 1, 2006
                                               BEGINNING                          BEGINNING
                                AMOUNT      NET ASSET VALUE       AMOUNT       NET ASSET VALUE
                              ---------    ----------------      ---------    ----------------
                                   $              %                     $            %
INVESTMENT INCOME
   Interest income (Note 2)      548,681           .31             168,998            .38
                              ----------         -----           ---------          -----

EXPENSES
   Brokerage fees (Note 2)       685,789           .38             168,307            .38
   Management fees (Note 3)      298,169           .18              45,736            .10
                              ----------         -----           ---------          -----
     Total Expenses              983,958           .56             214,043            .48
                              ----------         -----           ---------          -----

NET INVESTMENT LOSS             (435,277)         (.25)            (45,045)          (.10)
                              ----------         -----           ---------          -----

TRADING RESULTS
Trading profit (loss):
   Realized                   (4,187,648)        (2.34)           (451,804)         (1.03)
   Net change in unrealized   (1,204,741)         (.67)           (461,730)         (1.05)
                              ----------         -----           ---------          -----
     Total Trading Results    (5,392,389)        (3.01)           (913,534)         (2.08)
                              ----------         -----           ---------          -----

NET LOSS                      (5,827,666)        (3.26)           (958,579)         (2.18)
                              ==========         =====           =========          =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2006 (UNAUDITED)

                                             MORGAN STANLEY                                  MORGAN STANLEY
                                            SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                              ---------------------------------------------   ---------------------------------------------
                                                                      PER                                        PER
                                  UNITS                AMOUNT        UNIT        UNITS              AMOUNT       UNIT
                               --------------       -----------      -----     -------------      ----------     -----
                                      $                  $             $            $
Net Asset Value,
   June 1, 2006                16,199,300.841       178,901,498      11.04     2,773,774.856      43,906,305     15.83
Net Loss                                   --        (5,827,666)      (.36)               --        (958,579)     (.35)
Redemptions                      (268,742.204)       (2,870,167)     10.68       (38,349.069)       (593,644)    15.48
Subscriptions                     158,865.856         1,696,687      10.68        29,331.391         454,050     15.48
                               --------------       -----------                -------------      ----------
Net Asset Value,
   June 30, 2006               16,089,424.493       171,900,352      10.68     2,764,757.178      42,808,132     15.48
                               ==============       ===========                =============      ==========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2006 (UNAUDITED)

                                         MORGAN STANLEY                   MORGAN STANLEY                     MORGAN STANLEY
                                         SPECTRUM SELECT                SPECTRUM STRATEGIC                 SPECTRUM TECHNICAL
                               -------------------------------    -----------------------------     -------------------------------
                                                PERCENTAGE OF                   PERCENTAGE OF                       PERCENTAGE OF
                                                JUNE 1, 2006                     JUNE 1, 2006                        JUNE 1, 2006
                                                  BEGINNING                        BEGINNING                           BEGINNING
                                  AMOUNT       NET ASSET VALUE      AMOUNT      NET ASSET VALUE        AMOUNT       NET ASSET VALUE
                              --------------  -----------------   -----------   -----------------   -------------   ----------------
                                       $            %                 $                %                  $                %
INVESTMENT INCOME
   Interest income (Note 2)        1,759,097         .30             580,293          .30              2,318,883          .30
                                 -----------       -----          ----------         ----            -----------        -----

EXPENSES
   Brokerage fees (Note 2)         2,901,506         .50             974,416          .50              3,929,599          .50
   Management fees (Note 3)        1,383,836         .23             455,761          .24              1,720,837          .22
                                 -----------       -----          ----------         ----            -----------        -----
     Total Expenses                4,285,342         .73           1,430,177          .74              5,650,436          .72
                                 -----------       -----          ----------         ----            -----------        -----

NET INVESTMENT LOSS               (2,526,245)       (.43)           (849,884)        (.44)            (3,331,553)        (.42)
                                 -----------       -----          ----------         ----            -----------        -----

TRADING RESULTS

Trading profit (loss):
   Realized                        9,371,097        1.61          (6,416,341)       (3.29)             3,295,435          .42
   Net change in unrealized      (23,791,414)      (4.10)          5,968,435         3.06            (30,169,372)       (3.84)
                                 -----------       -----          ----------         ----            -----------        -----
     Total Trading Results       (14,420,317)      (2.49)           (447,906)        (.23)           (26,873,937)       (3.42)
                                 -----------       -----          ----------         ----            -----------        -----

NET LOSS                         (16,946,562)      (2.92)         (1,297,790)        (.67)           (30,205,490)       (3.84)
                                 ===========       =====          ==========         ====            ===========        =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2006 (UNAUDITED)

                              MORGAN STANLEY                         MORGAN STANLEY                        MORGAN STANLEY
                             SPECTRUM SELECT                       SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                      ------------------------------        -------------------------------        -------------------------------
                                                PER                                    PER                                    PER
                      UNITS          AMOUNT     UNIT        UNITS          AMOUNT      UNIT        UNITS         AMOUNT       UNIT
                      -----          -----      ----        -----          ------      ----        -----         ------       ----
                                       $         $                           $          $                          $           $
Net Asset Value,
   June 1, 2006   18,942,408.191  580,301,215   30.64   11,682,764.577   194,883,173   16.68   31,961,628.845  785,919,787    24.59
Net Loss                      --  (16,946,562)   (.90)              --    (1,297,790)   (.11)              --  (30,205,490)    (.95)
Redemptions         (212,059.365)  (6,306,645)  29.74     (155,155.357)   (2,570,924)  16.57     (333,827.550)  (7,891,683)   23.64
Subscriptions        262,086.783    7,794,462   29.74      287,613.105     4,765,750   16.57      514,985.415   12,174,254    23.64
                  --------------  -----------           --------------   -----------           --------------  -----------
Net Asset Value,
   June 30, 2006  18,992,435.609  564,842,470   29.74   11,815,222.325   195,780,209   16.57   32,142,786.710  759,996,868    23.64
                  ==============  ===========           ==============   ===========           ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

OPERATIONS. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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